AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR
THE
SEI INSTITUTIONAL INTERNATIONAL TRUST

	THIS AMENDMENT to the Investment Sub-Advisory
Agreement for the SEI Institutional International
Trust between Delaware Management Company (the Sub-
Adviser), a series of Delaware Management Business
Trust, and SEI Investments Management Corporation, a
Delaware corporation (the Adviser), is made effective as of the 15th day of September 2011.

	WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory
Agreement dated as of March 25, 2011 (the
Agreement); and

       WHEREAS, the parties desire to amend the Agreement with respect to the manner in which the Sub-Advisers compensation is calculated by the Adviser.

       NOW, THEREFORE, the parties to this Amendment,
intending to be legally bound, agree as follows:
       1.	Unless otherwise defined herein,
capitalized terms shall have the meaning set forth
in the Agreement.
	2.	Unless otherwise set forth herein, all
provisions of the Agreement shall remain in effect.

	3.  	Paragraph 4 of the Agreement is hereby
deleted in its entirety and replaced with the following:

	Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.
[SENTENCE REDACTED]. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.


SEI Investments Management Corporation
Delaware Management Company, a series
of Delaware Management Business Trust


By:
     /s/ Greg McIntire

By:
     /s/ Patrick P. Coyne
Name:
     Greg McIntire

Name:
     Patrick P. Coyne

Title:
    Vice President

Title:
     President



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